PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
to Prospectus dated January 12, 2007 of	Registration No. 333-137575

LIFETIME BRANDS, INC.

$75,000,000
4.75% Convertible Senior Notes due 2011

2,678,571 Shares of Common Stock
(Issuable upon Conversion of the Notes)

        This prospectus supplement no.1 supplements and amends the prospectus dated January 12, 2007 relating to $75,000,000 of 4.75% Convertible Senior Notes due 2011(which we call the “Notes”), and up to 2,678,571 shares of our common stock, $0.01 par value, which are potentially issuable upon conversion of the Notes. We issued the Notes in a private placement in June 2006.

        This prospectus supplement, which supplements our prospectus dated January 12, 2007, contains additional information about the selling securityholders (which we refer to as the “Selling Securityholders”).

        You should read the prospectus supplement in conjunction with the prospectus.  This prospectus supplement updates information in the prospectus and accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the prospectus.

        The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 9 of the prospectus. You should consider these Risk Factors before purchasing these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement no. 1 is February 1, 2007.

SELLING SECURITYHOLDERS

        The table below supplements the table of Selling Securityholders contained in the “Selling Securityholders” section of the prospectus. The following table and related footnotes sets forth additional information with respect to the Selling Securityholders, the principal amount of the Notes and the number of shares of common stock issuable upon conversion of the Notes beneficially owned by such Selling Securityholders that may be offered pursuant to this prospectus supplement and the prospectus to which it refers. We have prepared the table based on information given to us by, or on behalf of, the Selling Securityholders on or before January 17, 2007 concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of conversion shares that may be offered from time to time pursuant to this prospectus supplement and the prospectus.  Since that date, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Notes.  The Selling Securityholders may offer all, some or none of the Notes or shares of common stock issuable upon conversion of the Notes.

        The number of conversion shares shown in the table below assumes conversion of the full amount of Notes held by each Selling Securityholder at the initial conversion rate of 35.7143 shares per $1,000 principal amount at maturity of Notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the indenture governing the Notes, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

        Information about the Selling Securityholders may change over time.  Any changed information given to us by the Selling Securityholders will be set forth in additional prospectus supplements or amendments to the underlying prospectus if and when necessary.

        The information set forth below supplements the information previously listed in the prospectus by the addition of the following:

Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Before Offering(1)	Conversion Shares of Common Stock Offered	Common Stock Owned Upon Completion of the Offering
					Number of Shares	Percentage(2)
Barclays Capital	$7,000,000	9.33%	----	250,000	250,000	*
Securities Limited (4)

*	Less than 1%.

(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the Notes listed in the column to the right.

(2)	We calculated the percentage of common stock outstanding for each Selling Securityholder pursuant to Rule 13d-3(d)(i) of the Exchange Act using 13,482,305 shares of common stock outstanding as of December 18, 2006. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular Selling Securityholder’s Notes. We did not, however, assume the conversion of any other Selling Securityholder’s Notes in such calculation.

(4)	This Selling Securityholder has identified itself to us as a broker-dealer registered under Section 15 of the Exchange Act. See “Plan of Distribution” of the prospectus for additional information.